Exhibit 10.30

FIRST AMENDMENT TO THE

UNIVAR SUPPLEMENTAL BENEFITS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2004)

WHEREAS, Univar USA Inc. (“Company”) amended and restated its Supplemental Benefits Plan (“Plan”) effective July 1, 2004; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10; and

WHEREAS, the Company would like to amend the Plan to rename the Plan the “Univar Supplemental Retirement Benefits Plan”, and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) which became effective January 1, 2005, with respect to benefits that become accrued or vested under the Plan after 2004.

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2005:

1. The name of the Plan is changed to the “Univar Supplemental Retirement Benefits Plan”.

2. Section 1 of the Plan, Purpose, is amended in its entirety to read as follows:

Purpose. The purpose in establishing this Univar Supplemental Retirement Benefits Plan (“Plan”) is to provide retirement compensation to a select group of participants of the Univar USA Inc. Retirement Plan (hereinafter “Retirement Plan”) under the terms of that Retirement Plan without regard to limitations on benefits imposed under Internal Revenue Code (“Code”) Sections 415 and 401(a)(17) which apply to the Retirement Plan. In addition, this Plan provides benefits to certain Retirement Plan participants who transfer to a Non-U.S. Affiliate of Univar USA Inc. as listed on Appendix P of the Retirement Plan.

3. Section 2 of the Plan, Effective Date, is amended in its entirety to read as follows:

Effective Date. This Plan was established effective January 11, 1983 and has been known, from time to time, as the Univar Corporation Supplemental Benefits Plan, the Van Waters & Rogers Inc. Supplemental Benefits Plan, the VOPAK USA Inc. Supplemental Benefits Plan, the Univar USA Inc. Supplemental Benefits Plan, and the Univar Supplemental Benefits Plan. The Plan was last amended and restated effective July 1, 2004, with the provisions of the amended and restated Plan applying only to those Participants who are employed by a Participating Employer on or after July 1, 2004. Participants who terminated employment before July 1, 2004 are subject to the provisions of the Plan as amended through June 30, 2004, which provisions are appended to this Plan as Exhibit A. Effective January 1, 2005, the Plan was amended to comply with Code Section 409A with respect to benefits that become accrued or vested after December 31, 2004.

4. Section 4 of the Plan, Benefit Determination Date, is amended in its entirety to read as follows:

For Participants who terminate employment with the Participating Employers and their affiliates prior to January 1, 2005, benefits shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan. For Participants who terminate employment with the Participating Employers and their affiliates in 2005 and whose Retirement Plan benefit payments commence in 2005, benefits shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan. For Participants who terminate employment with the Participating Employers and their affiliates after December 31, 2004 and whose Retirement Plan benefit payments commence after December 31, 2005, benefits that are accrued and vested under this Plan as of December 31, 2004 shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan, and benefits that accrue or become vested after December 31, 2004 (“Post-2004 Benefits”) shall be determined as of the date the payment of such Post-2004 Benefits is to commence (see Sections 7 and 8 below). For purposes of this Plan, the amount of benefits that are considered accrued as of December 31, 2004 shall be determined in accordance with applicable IRS guidance, including, without limitation, Q&A-17(a) of IRS Notice 2005-1 (to the extent it has not been superseded).

5. Section 5(c) of the Plan, Benefit Amount, is amended in its entirety to read as follows:

(c) In addition to the difference between (a) and (b) above, this Plan shall provide “make-whole payments” described in Section 6(a)(ii) below to certain participants who transfer employment to a Non-U.S. Affiliate.

6. The last sentence of Section 5 of the Plan (beginning with the words “Notwithstanding the provisions …” and ending with the words “pursuant to Section 5”) is deleted.

7. The last two sentences of Section 6(a)(ii) of the Plan, Make-Whole for Transferees to Non-U.S. Affiliates, are replaced with the following language:

The amount of this make-whole payment with respect to benefits accrued under this Plan prior to January 1, 2005 shall be recalculated as of the beginning of each calendar year, and the amount of the Non-U.S. Benefit used in making this recalculation shall be redetermined using the applicable exchange rate in effect on the preceding December 31. This annual recalculation shall not be made with respect to benefits that accrue under this Plan after December 31, 2004. For Participants who terminate employment with the Participating Employers and their affiliates prior to January 1, 2005, this make-whole payment shall be paid in the same form and at the same time that the Participant’s benefit under the Retirement Plan is paid. For Participants who terminate employment with the Participating Employers and their affiliates after December 31, 2004, this make-whole payment shall be paid in the same form and at the same time that the Participant’s Post-2004 Benefits under this Plan are paid.

8. The first sentence of Section 6.3(a)(iii), Currency Conversion Calculations Made After May 1, 1999, is amended by changing any reference that is to 6(b) to a reference to 6(a).

9. Section 6(b) of the Plan, Transfers Occurring Prior to August 15, 1997 Where Terminations Occur After August 15, 1997, is amended by changing any reference therein that is to Section 6(b) to a reference to 6(a), and any reference that is to 6(c) to a reference to 6(b).

10. Section 6(c) of the Plan, Transfers to or from U.S. Affiliates, is deleted.

11. Section 7 of the Plan, Spouse’s Death Benefit, is amended in its entirety to read as follows:

Spouse’s Death Benefit. If a death benefit is payable under the Retirement Plan to a spouse of a Participant and as of the date of the Participant’s death benefit payments had not yet commenced to the Participant under this Plan with respect to the Participant’s entire benefit under this Plan (or the portion of the benefit accrued and vested as of December 31, 2004), that spouse is eligible to receive benefits under this Plan. The benefit shall be calculated in the same manner as under Section 5; that is, the death benefit under this Plan shall equal the difference, if any, between (a) the spouse’s death benefit calculated under the Retirement Plan without regard to the limitations described in Code Sections 415 and 401(a)(17), and (b) the spouse’s death benefit as calculated under the terms of the Retirement Plan which includes limitations described in Code Sections 415 and 401(a)(17). However, in calculating such death benefit, there shall be a reduction for the actuarial equivalent of the Post-2004 Benefits paid (and to be paid) to the Participant and spouse. In the event a Participant had transferred to or from a Non-U.S. Affiliate of a Participating Employer, the spouse’s benefit under this Plan shall be calculated in the same manner as set forth in Section 6 above, with the applicable reductions made because the benefits is a spousal benefit. If the Participant dies after benefit payments have commenced under this Plan, the Participant’s spouse (or former spouse, as applicable) shall receive benefits under this Plan with respect to the portion of the Plan benefits that had commenced payment only if and to the extent such benefit is being paid in the form of a joint and survivor annuity with such spouse (or former spouse) named as joint annuitant, or a period certain and life annuity with the spouse (or former spouse) named as a beneficiary. Death benefits payable with respect to Plan benefits accrued and vested as of December 31, 2004 shall be paid in the form and at the time that death benefits under the Retirement Plan are paid. Death benefits payable with respect to Post-2004 Benefits (i.e., which had not commenced as of the date of the Participant’s death) shall be paid as a single life annuity to the Participant’s surviving spouse commencing as soon as practicable after the Participant’s death.

12. Section 8 of the Plan, Date and Form of Payment, is amended in its entirety to read as follows:

Date and Form of Payment. With respect to benefits that were accrued and vested as of December 31, 2004, benefit payments under this Plan shall commence at the same time as the benefit payments under the Retirement Plan commence. Such benefit shall be paid in the same form as the benefit is paid under the Retirement Plan and the actuarial equivalent assumptions used in determining the benefit in a given form shall be the same as are used to determine the benefit under the Retirement Plan. With respect to Post-2004 Benefits, Plan benefit payments shall commence as soon as practicable after the later of the date the Participant attains age 55 or separates from service with a Participating Employer and all affiliates thereof. Shortly before or after such date, the Participant will be permitted to choose the form of annuity payment in which such Post-2004 Benefits will be paid from the actuarially equivalent annuity forms of distribution available under the Retirement Plan at such time. For purposes of this Plan, the phrase “separation from service” shall be construed in a manner consistent with the meaning of the term under Code Section 409A(a)(2)(A)(i). Notwithstanding the foregoing, the Participant shall have the option to make a one-time, irrevocable election to defer commencement of payment of his or her Post-2004 Benefits to a date that is at least five (5) years after the later of the date the Participant attains age 55 or separates from service with a Participating Employer and all affiliates thereof (“Election to Delay Payment”). In order to be valid and effective, the Election to Delay Payment must be received by the Committee (as defined in Section 12) prior to the time the Participant attains age 54. A Participant can change or withdraw a previously submitted Election to Delay Payment by contacting the Committee any time prior to attaining age 54 and asking for an existing Election to Delay Payment form to be cancelled and, if the Participant wants to make a new election, by submitting the new Election to Delay Payment form to the Committee prior to attaining age 54. Once a Participant attains age 54, the Participant cannot change an Election to Delay Payment form held by the Committee that is valid and in effect, nor can the Participant submit an Election to Delay Payment form if a valid and effective election is not currently held by the Committee. In the Election to Delay Payment, the Participant must request that his or her benefit payment commencement date for Post-2004 Benefits be the later of (i) a particular date that the Participant elects that is on or after the date the Participant will attain age 60, and (ii) a particular number of years after separation from service (the Participant elects the number of years, which must be at least five (5) years). Payment under a valid Election to Delay Payment shall commence as soon as practicable after the applicable date, but in no event sooner than five (5) years after payment would have commenced absent such Election to Delay Payment. The requirements for the Election to Delay Payment shall be construed in a manner consistent with the requirements set forth in Code Section 409A(a)(4)(C). In the event the Participant dies before benefit payments have commenced with respect to benefits accrued and vested on December 31, 2004 or Post-2004 Benefits, the form and timing of payment of any death benefits to a surviving spouse of the Participant with respect to such benefit shall be governed by Section 7 above, not this Section.

13. The last sentence of Section 10 of the Plan, Termination and Amendment of the Plan, (which begins with the words “In the event …” and ends with the words “… lump sum amount”), is amended in its entirety to read as follows:

In the event of such termination, no additional benefits shall accrue under the Plan, but benefits that were accrued on such termination date shall be paid at the time and in the manner set forth in Sections 7 and 8 above (i.e., the timing of benefit payment shall not be accelerated as a result of the termination).

14. The fourth and fifth sentences of the second paragraph of Section 11 of the Plan, Source of Benefit Payments, are amended in their entirety to read as follows:

Similarly, the Trust sponsored by Univar USA Delaware, Inc. will cover Participants whose last employment with the Univar Companies was with Univar USA Delaware, Inc. or Univar USA Inc. on or after July 1, 2004, but not those who were last employed by Univar Inc. or Univar Delaware Inc. (or Univar USA Inc. prior to July 1, 2004). The Trust sponsored by Univar USA Inc. will cover Participants who terminated employment with the Univar Companies prior to July 1, 2004.

15. The seventh (7th) sentence of the second paragraph of Section 11 of the Plan, Source of Benefit Payments, which begins with the words “Notwithstanding the foregoing, Participants or beneficiaries who terminated employment…” and ends with the words “… entity other than Univar USA Inc.”, is deleted.

16. The second sentence of the fifth paragraph of Section 11 of the Plan, Source of Benefit Payments, is amended by removing the words “on or before July 15 of each year” from the end of that sentence.

17. Appendix A of the Plan, Non-U.S. Affiliates, is amended by changing the reference to “Van Waters & Rogers Ltd.” to “Univar Canada Ltd.”.

18. Appendix B of the Plan is deleted from the Plan.

This First Amendment is executed this 17th day of May, 2005.

UNIVAR USA INC.

By	/s/ Warren T. Hill

Its President